CTS Corporation
Form 10-Q
Third Quarter 2005

EXHIBIT (10)(b)
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) made and entered into this 4th day of October, 2005, (the “Effective Date”) by and between CTS Corporation, an Indiana corporation (“CTS”) and Vinod M. Khilnani, residing at 51500 Norwich Drive, Granger, IN 46530, (“Executive”).
WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of Executive with CTS.
NOW, THEREFORE, in consideration of the mutual premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.	Term; Duties. CTS agrees to employ Executive, and Executive agrees to be employed by CTS, on a full-time basis, in Executive’s present capacity as Senior Vice President and Chief Financial Officer, at CTS’ principal offices or such other business location as Executive is presently assigned, with duties and responsibilities substantially the same as those now performed by Executive and such authority as that now exercised by Executive, or in such other executive capacity as may be agreed upon by Executive and CTS. The term of this Agreement shall commence on the Effective Date and continue for a period of four (4) years.

2.	Compensation and Benefits. In consideration of the employment of Executive with CTS, CTS shall pay to Executive such salary, bonuses and other compensation as shall be established from time to time by the Compensation Committee of the Board of Directors of CTS; provided, however, that Executive’s base salary shall not be less than the base salary in effect on the date of this Agreement, unless there is a general salary reduction affecting all CTS employees. Executive’s base salary shall be payable in accordance with CTS’ general payroll practices as in effect from time to time, subject to applicable withholdings. Executive shall be eligible to participate in CTS’ incentive compensation plans on a basis no less favorable than that of other senior executive officers of CTS and to participate in CTS’ pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, to the extent permitted by law. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled as an Executive and as an employee of CTS, it being understood that Executive shall have the same rights and privileges as other senior executive officers and other salaried employees of CTS, to the extent permitted by law.

3.	Termination of this Agreement.
a)	Death. In the event of Executive’s death, this Agreement shall terminate at the end of the calendar month during which death occurs. The terms of CTS’ employee benefit plans and of any other plans in which Executive then is a participant shall govern any right or entitlement that Executive’s heirs or beneficiaries have or may have thereunder.

b)	Disability. In the event of Executive’s permanent and total disability during the term of this Agreement, this Agreement shall terminate at the end of the calendar month during which a determination is made of Executive’s permanent and total disability. A conclusive determination of Executive’s permanent and total disability shall occur when Executive is placed on Permanent Inactive Disability Status under the CTS Corporation Pension Plan or a similar plan in which Executive is then a participant.

c)	Voluntary Termination by Executive. This Agreement shall terminate at the end of the calendar month during which Executive voluntarily terminates employment with CTS.

d)	Termination by CTS for Cause. This Agreement shall terminate immediately if Executive’s employment with CTS is terminated for cause by CTS. CTS may terminate Executive’s employment for cause at any time, without prior notice to Executive. Termination for cause shall mean termination of Executive’s employment by CTS because of willful neglect or material breach by Executive of the duties of Executive, gross dishonesty, material violation of CTS policies, to the substantial detriment of CTS, or any other conduct by Executive which materially prejudices the interests of CTS. Termination pursuant to this paragraph shall result in Executive’s immediate forfeiture of all rights and privileges under this Agreement, excluding accrued salary, if any, which shall be immediately due and payable.

e)	Termination by CTS for other than Cause during the Eligibility Period. The period commencing on the date the CTS Board of Directors appoints a person other than Donald K. Schwanz as Chief Executive Officer and ending two (2) years thereafter shall be referred to herein as the Eligibility Period. If during the Eligibility Period CTS terminates this Agreement for any reason other than cause, as set forth in Section 3(d) above, then CTS agrees to pay to Executive, for a period of two (2) years beginning on the date which is six (6) months following the Executive’s date of termination (herein the “Severance Period”) (i) the Executive’s base salary in effect at the time of termination and (ii) annual incentive compensation in an amount equal to the Executive’s target annual incentive compensation for the calendar year ending prior to the date of termination under this subparagraph. All base salary payments hereunder shall be made at CTS’ regular pay intervals applicable to executive officers during the Severance Period. Incentive compensation will be paid on the first regular pay date next following March 1 of each year during the Severance Period. Notwithstanding anything herein to the contrary, in the event that the Executive, upon termination under this subparagraph, is entitled to receive greater benefits under any other agreement between CTS and the Executive, or under any severance policy of CTS, then Executive shall be entitled to receive the greater benefits available under that agreement or policy, in accordance with the provisions of said agreement or policy, in lieu of receiving any compensation or benefits under this Agreement.

f)	Termination by CTS for other than Cause outside the Eligibility Period. If CTS terminates this Agreement for any reason other than cause, as set forth in Section 3(d) above, at any time prior to or following the Eligibility Period as set forth in Section 3(e) above, this Agreement shall terminate at the end of the calendar month during which Executive’s employment terminates and Executive’s right to severance benefits, if any, shall be determined under any other contract between CTS and Executive or any applicable severance policy.
4.	Notice. Executive agrees that in the event that Executive elects to voluntarily terminate employment with CTS, he shall provide at least three (3) months notice prior to his termination date. Executive further agrees that in the event that Executive elects to retire from employment with CTS, he shall provide at least six (6) months notice prior to his retirement date.

5.	Non-Solicitation. Executive agrees that he shall refrain from soliciting or hiring any present or future employee of CTS for employment with another company, and further agrees that this obligation shall survive termination for a period of five (5) years.

6.	Other Agreements. This Agreement shall not affect any other agreements between the Executive and CTS pertaining to confidentiality of information, assignment of patents, stock options, indemnification, or any other subject, provided that any benefits received hereunder shall not be duplicative of and shall be reduced by any corresponding benefits paid to the Executive under the Severance Agreement entered into by CTS and the Executive on September 19, 2002 or any successor agreement thereto.

7.	Successors and Assigns. This Agreement may be assigned by CTS to its successors and shall be binding upon its successors. This Agreement may not be assigned by Executive, but applicable benefits hereunder may inure to Executive’s heirs or beneficiaries.

8.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

9.	Modifications. This Agreement cannot be modified orally. All modifications to this Agreement must be in a written agreement, signed by the party against whom enforcement of any waiver, change, extension or discharge is sought.

10.	Governing Law; Venue; Attorney’s Fees. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Indiana, with venue in any court of competent jurisdiction located in the State of Indiana. This Agreement shall be enforceable against CTS and its successors, agents and assignees by Executive or the personal representative of Executive’s estate, if the Executive is deceased (“the Personal Representative”). If Executive or the Personal Representative is the prevailing party in any legal proceeding brought by Executive or the Personal Representative to enforce this Agreement, Executive or Executive’s estate shall be entitled to receive reasonable attorney’s fees and expenses from CTS. Similarly, if CTS prevails in any legal proceeding brought by either party to enforce this Agreement, CTS shall be entitled to receive its reasonable attorney’s fees and expenses.

CTS CORPORATION

By:
Donald K. Schwanz
Chairman of the Board and CEO

EXECUTIVE

Vinod M. Khilnani

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